The Board of Directors

UQM Technologies, Inc.:

Our report dated May 18, 2001, states that we did not audit the financial statements of Taiwan UQM Electric Co., Ltd. (a 38.25% owned investee company). The financial statements of Taiwan UQM Electric Co., Ltd. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Taiwan UQM Electric Co., Ltd. for the year ended March 31, 1999 is based solely on the report of the other auditors.

We consent to the use of our report incorporated by reference herein dated May 18, 2001 relating to the consolidated balance sheets of UQM Technologies, Inc. and subsidiaries (Company) as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2001, and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG LLP

Denver, CO

Febuary 4, 2002